                                                                   EXHIBIT 10.8


















                          STOCK PURCHASE AGREEMENT

                         DATED AS OF FEBRUARY 21, 1997

                               BY AND BETWEEN

                  THE PERSONS IDENTIFIED HEREIN AS SELLERS,

                   THE REPRESENTATIVE AS IDENTIFIED HEREIN

                                     AND

                       BOOTH CREEK SKI HOLDINGS, INC.

                        TABLE OF CONTENTS

                                                             Page


ARTICLE I
     DEFINITIONS  . . . . . . . . . . . . . . . . . . . . .   2
     1.1       General. . . . . . . . . . . . . . . . . . .   2
     1.2       Definitions. . . . . . . . . . . . . . . . .   2
     1.3       Interpretation . . . . . . . . . . . . . . .   8

ARTICLE II
     SALE AND PURCHASE OF SHARES  . . . . . . . . . . . . .   8
     2.1       Sale and Purchase of Shares. . . . . . . . .   8
     2.2       Payment of the Purchase Price. . . . . . . .   8
     2.3       Purchase Price Adjustments . . . . . . . . .   9

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF SELLERS. . . . . . .  10
     3.1       Corporate Status; Authority of Sellers;
               Enforceability . . . . . . . . . . . . . . .  10
     3.2       Accounts Receivable. . . . . . . . . . . . .  11
     3.3       Trade Names, Trademarks and Copyrights . . .  11
     3.4       No Patent Rights . . . . . . . . . . . . . .  11
     3.5       Passes . . . . . . . . . . . . . . . . . . .  11
     3.6       Contracts. . . . . . . . . . . . . . . . . .  11
     3.7       Compliance with Laws . . . . . . . . . . . .  12
     3.8       Litigation . . . . . . . . . . . . . . . . .  12
     3.9       Personnel Identification and Compensation. .  12
     3.10      Existing Employment Contracts. . . . . . . .  12
     3.11      Capitalization; Subsidiaries . . . . . . . .  12
     3.12      Title to Purchased Shares. . . . . . . . . .  13
     3.13      Forest Service Permits . . . . . . . . . . .  13
     3.14      Environmental. . . . . . . . . . . . . . . .  13
     3.14.1    Definitions . . . . . . . . . . . . . . . . . 13
     3.14.2    Compliance with Environmental Laws. . . . . . 14
     3.14.3    Handling of Hazardous Substances. . . . . . . 14
     3.14.4    No Release of Hazardous Substances. . . . . . 14
     3.14.5    Permits . . . . . . . . . . . . . . . . . . . 15
     3.14.6    No Proceedings. . . . . . . . . . . . . . . . 15
     3.14.7    No Tanks, Asbestos or PCB's . . . . . . . . . 15
     3.14.8    Lists and Liens . . . . . . . . . . . . . . . 15
     3.14.9    Documents . . . . . . . . . . . . . . . . . . 16
     3.15      Certain Transactions. . . . . . . . . . . . . 16
     3.16      Employee Benefit Matters. . . . . . . . . . . 16
     3.17      Tax Matters . . . . . . . . . . . . . . . . . 17
     3.18      Inventories . . . . . . . . . . . . . . . . . 19
     3.19      Title to Assets . . . . . . . . . . . . . . . 19

     3.20 Real Property. . . . . . . . . . . . . . . . . . . 20
     3.21 Condition of Assets. . . . . . . . . . . . . . . . 21
     3.22 Zoning . . . . . . . . . . . . . . . . . . . . . . 21
     3.23 No Commitments . . . . . . . . . . . . . . . . . . 21
     3.24 Continued Use of Real Property . . . . . . . . . . 21
     3.25 Water Rights . . . . . . . . . . . . . . . . . . . 21
     3.26 [INTENTIONALLY BLANK]. . . . . . . . . . . . . . . 21
     3.27 Consents . . . . . . . . . . . . . . . . . . . . . 21
     3.28 Licenses and Permits . . . . . . . . . . . . . . . 22
     3.29 No Alternative Transactions. . . . . . . . . . . . 22
     3.30 Occupational Safety and Health . . . . . . . . . . 22
     3.31 Insurance. . . . . . . . . . . . . . . . . . . . . 22
     3.32 Financial Statements . . . . . . . . . . . . . . . 22
     3.33 Undisclosed Liabilities. . . . . . . . . . . . . . 23
     3.34 Conduct of Business Since Reference Balance Sheet
          Date . . . . . . . . . . . . . . . . . . . . . . . 23
     3.35 Broker's or Consultant's Fees. . . . . . . . . . . 23
     3.36 Banking Arrangements . . . . . . . . . . . . . . . 24
     3.37 Powers of Attorney . . . . . . . . . . . . . . . . 24
     3.38 Disclosure . . . . . . . . . . . . . . . . . . . . 24

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . 24
     4.1  Corporate Status . . . . . . . . . . . . . . . . . 24
     4.2  Due Authorization. . . . . . . . . . . . . . . . . 24
     4.3  Authority of Purchaser . . . . . . . . . . . . . . 24
     4.4  Enforceability . . . . . . . . . . . . . . . . . . 25
     4.5  Consents . . . . . . . . . . . . . . . . . . . . . 25
     4.6  Broker's or Consultant's Fees. . . . . . . . . . . 25
     4.7  Investment . . . . . . . . . . . . . . . . . . . . 25

ARTICLE V
     COVENANTS . . . . . . . . . . . . . . . . . . . . . . . 25
     5.1  Title Expenses . . . . . . . . . . . . . . . . . . 25
     5.2  Code Section 1445 Withholding. . . . . . . . . . . 25
     5.3  Pre-Closing Taxes. . . . . . . . . . . . . . . . . 26
     5.4  Tax Reports; Returns . . . . . . . . . . . . . . . 26
     5.5  Transfer Taxes . . . . . . . . . . . . . . . . . . 26
     5.6  Limitation on Liens. . . . . . . . . . . . . . . . 26
     5.7  Restricted Payments. . . . . . . . . . . . . . . . 26
     5.8  UCC Releases . . . . . . . . . . . . . . . . . . . 27
     5.9  Ordinary Course of Business. . . . . . . . . . . . 27
     5.10 Affiliate Transactions . . . . . . . . . . . . . . 27
     5.11 Required Signatures. . . . . . . . . . . . . . . . 27
     5.12 Developmental Real Estate. . . . . . . . . . . . . 27
     5.13 Moffett Indebtedness . . . . . . . . . . . . . . . 27

ARTICLE VI
     CLOSING . . . . . . . . . . . . . . . . . . . . . . . . 27
     6.1  Closing Transactions . . . . . . . . . . . . . . . 27
     6.2  Deliveries by Sellers to Purchaser . . . . . . . . 28
     6.3  Deliveries by Purchaser to Sellers . . . . . . . . 30

ARTICLE VII
     OTHER AGREEMENTS. . . . . . . . . . . . . . . . . . . . 32
     7.1  Further Assurance. . . . . . . . . . . . . . . . . 32
     7.2  Confidentiality. . . . . . . . . . . . . . . . . . 32
     7.3  Employment Matters . . . . . . . . . . . . . . . . 32
     7.4  Employee Benefits. . . . . . . . . . . . . . . . . 33
     7.5  Indemnification for Employment Matters . . . . . . 33
     7.6  Non-Competition Agreement. . . . . . . . . . . . . 33
     7.7  Accounts Receivable. . . . . . . . . . . . . . . . 34

ARTICLE VIII
     INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . 35
     8.1  Indemnification by Sellers . . . . . . . . . . . . 35
     8.2  Indemnification by Purchaser . . . . . . . . . . . 36
     8.3  Procedure for Indemnification. . . . . . . . . . . 37
     8.4  Limitations on Sellers'  Liability . . . . . . . . 38
     8.5  Payment. . . . . . . . . . . . . . . . . . . . . . 38
     8.6  Set-Off. . . . . . . . . . . . . . . . . . . . . . 38
     8.7  Escrow Account . . . . . . . . . . . . . . . . . . 38

ARTICLE IX
     SELLERS' REPRESENTATIVE . . . . . . . . . . . . . . . . 39
     9.1  Appointment. . . . . . . . . . . . . . . . . . . . 39
     9.2  Authorization. . . . . . . . . . . . . . . . . . . 39
     9.3  Irrevocable Appointment. . . . . . . . . . . . . . 40
     9.4  Resignation. . . . . . . . . . . . . . . . . . . . 40
     9.5  Purchaser's Reliance . . . . . . . . . . . . . . . 40
     9.6  Exculpation and Indemnification. . . . . . . . . . 40

ARTICLE X
     DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . . 41
     10.1 Dispute Resolution . . . . . . . . . . . . . . . . 41
     10.2 Arbitration Award. . . . . . . . . . . . . . . . . 41
     10.3 Procedures . . . . . . . . . . . . . . . . . . . . 41
     10.4 Attorneys' Fees. . . . . . . . . . . . . . . . . . 41

ARTICLE XI
     MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . 42
     11.1 Post-Closing Deliveries. . . . . . . . . . . . . . 42
     11.2 Notices. . . . . . . . . . . . . . . . . . . . . . 42
     11.3 Assignment . . . . . . . . . . . . . . . . . . . . 43

     11.4      Benefit of the Agreement  . . . . . . . . . . 43
     11.5      Exhibits and Schedules  . . . . . . . . . . . 43
     11.6      Headings  . . . . . . . . . . . . . . . . . . 43
     11.7      Entire Agreement  . . . . . . . . . . . . . . 43
     11.8      Modifications and Waivers . . . . . . . . . . 43
     11.9      Counterparts  . . . . . . . . . . . . . . . . 44
     11.10     Severability. . . . . . . . . . . . . . . . . 44
     11.11     GOVERNING LAW . . . . . . . . . . . . . . . . 44
     11.12     Expenses. . . . . . . . . . . . . . . . . . . 44
     11.13     Closing Date. . . . . . . . . . . . . . . . . 44



EXHIBITS

     Exhibit A      Form of Promissory Note
     Exhibit B      Form of Opinion of Sellers' Counsel
     Exhibit C      Form of Opinion of Purchaser's Counsel
     Exhibit D      Form of Consulting and Non-Compete Agreement
     Exhibit E      Form of Withholding Certificate
     Exhibit F      Form of Escrow Agreement



SCHEDULES

     Schedule 1.1        Outstanding Preferred Stock Balance
     Schedule 1.2        Description of Assets
     Schedule 3.2        Accounts Receivable
     Schedule 3.5        Customers and Vendors
     Schedule 3.7        Compliance with Laws
     Schedule 3.8        Litigation
     Schedule 3.9        Personnel Identification and Compensation
     Schedule 3.10       Existing Employment Contracts
     Schedule 3.12       Title to Purchased Shares
     Schedule 3.14       Environmental
     Schedule 3.16       Employee Benefit Matters
     Schedule 3.17       Consolidated Groups
     Schedule 3.19       Title to Assets
     Schedule 3.20       Real Property Exceptions
     Schedule 3.22       Zoning
     Schedule 3.23       Commitments
     Schedule 3.25       Water Rights
     Schedule 3.27       Consents
     Schedule 3.28       Licenses and Permits
     Schedule 3.31       Insurance
     Schedule 3.32       Financial Statements

     Schedule 3.34       Conduct of Business
     Schedule 3.36       Banking Arrangements
     Schedule 8.1        ENVIRON Report

                          STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT is entered into as of this 21st day of February, 1997 by and between BOOTH CREEK SKI HOLDINGS, INC., a Delaware corporation (together with its successors and permitted assigns, "Purchaser"), the individuals identified on the signature page hereto as "Sellers" (each, a "Seller", and collectively, the "Sellers") and the Representative (as hereafter defined).


                                  RECITALS

        WHEREAS, Sellers, collectively, own all of the issued and outstanding shares of capital stock of Ski Lifts, Inc., a Washington corporation (the "Company"), consisting of (i) 1,000 shares of common stock, no par value (the "Shares"), and (ii) 28,000 shares of preferred stock, no par value;

        WHEREAS, the Company is engaged in the ownership and operation of a ski resort by the name of "Alpental Ski Resort", and other facilities and properties, all located in the Cascade Mountains outside of Seattle, Washington (the "Alpental Business");

        WHEREAS, the Company also is engaged in the ownership and operation of a ski resort by the name of "Snoqualmie Ski Resort" and other facilities and properties, all located in the Cascade Mountains outside of Seattle, Washington (the "Snoqualmie Business");

        WHEREAS, the Company also is engaged in the ownership and operation of a ski resort by the name of "Hyak Ski Resort" and other facilities and properties, all located in the Cascade Mountains outside of Seattle, Washington (the "Hyak Business");

        WHEREAS, the Company also is engaged in the ownership and operation of a ski resort by the name of "Ski Acres Ski Resort" and other facilities and properties, all located in the Cascade Mountains outside of Seattle, Washington (the "Ski Acres Business", and together with the Alpental Business, the Snoqualmie Business and the Hyak Business, the "Business");

        WHEREAS, on or prior to the date hereof, and in connection with the transactions contemplated hereby, Sellers have caused the Company to contribute substantially all of the Developmental Real Estate (as hereinafter defined) to DRE, L.L.C., a newly-formed, Delaware limited liability company ("DRE, L.L.C."), in consideration for 99% of the membership interest therein;

        WHEREAS, Purchaser holds the other 1% membership interest in DRE, L.L.C.;

        WHEREAS, concurrently with the execution and delivery of this Agreement, DRE, L.L.C. is entering into the Preferred Stock Purchase Agreement (as hereafter defined) with Sellers, pursuant to which DRE, L.L.C. has agreed to purchase from Sellers all of the issued and outstanding Preferred Stock (as hereafter defined);

        WHEREAS, Purchaser desires to purchase the Shares from Sellers and Sellers desire to sell and transfer to Purchaser the Shares, all subject to the terms and conditions set forth below;

        NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Sellers hereby agree as follows:

                                  ARTICLE I
                                 DEFINITIONS

        1.1 General. Each term defined in the first paragraph of this Agreement and in the Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

        1.2 Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.2:

             Accounts Receivable. All present and future rights to payment for goods sold or services rendered whether or not earned by performance, including, without limitation, all accounts or notes receivable owned or held by the Company.

             Adverse Consequences. All actions, suits, proceedings, hearings, investigations, claims, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, interest, Liens, losses, expenses and fees, including all accounting, consultant and attorneys' fees and court costs, costs of expert witnesses and other expenses of litigation.

             Affiliate. As set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

             Agreement. This Stock Purchase Agreement, together with all Exhibits and Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

             Alpental Business.  As defined in the Recitals hereto.

             Amended Articles. The Amended and Restated Articles of Incorporation of the Company filed on the date hereof with the Secretary of State of the State of Washington.

             Assignment Agreement.  As defined in Section 6.2(q).

             Authority. Any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local.

             Business.  As defined in the Recitals hereto.

              CERCLA. Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq.

             Claim Notice.  As defined in Section 8.3.

             Closing. The actual conveyance, transfer, assignment and delivery of the certificates representing the Shares to Purchaser in exchange for the consideration payable to Sellers pursuant to this Agreement.

             Closing Receivables.  As defined in Section 7.7(e).

             Code.  Internal Revenue Code of 1986.

             Company.  As defined in the Recitals hereto.

             Confidential Information.  As defined in Section 7.2.

             Contracts. All contracts, leases, subleases, arrangements, commitments and other agreements of the Company, including all customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements, contract claims and all other arrangements and understandings related to the Business, including, without limitation, those items which are listed on
Schedule 1.2 to this Agreement under the heading "Contracts".

             Developmental Real Estate. The parcels of land identified by asterisk in Schedule 3.20 of this Agreement under the heading "Owned Real Property" including the unplatted land described therein.

             DRE Deed.  As defined in Section 6.2(v).

             DRE, L.L.C.  As defined in the Recitals hereto.

             Employment Agreement.  As defined in Section 6.2(h).

             ENVIRON Report. The Environmental Site Assessment Report dated January 20, 1997, prepared by ENVIRON Corporation with respect to the Real Property.

             Environmental Claims.  As defined in Section 3.14.6.

             Environmental Laws.  As defined in Section 3.14.1(a).

             Equipment and Improvements. All ski lifts, pylons, towers, ski-lift machinery and equipment, snow-cats, snow-making machinery and equipment, lighting equipment, ski trail improvements, mountain restaurants, signs, snow-making facilities and other facilities and structures, buildings, installations, fixtures, improvements, betterments and additions located on or within the Real Property, machinery, equipment, service trucks, shuttle busses, golf carts, snowmobiles, vehicles, tractors, spare tires and parts, tools, appliances, furniture, office furniture, fixtures, office supplies and office equipment, computers, computer terminals and printers, computer software, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description that are located upon or within the Real Property, which are owned or leased by the Company, or are utilized in connection with the Company's operations upon or within the Real Property, including, without limitation, the items listed on Schedule 1.2 to this Agreement under the heading "Equipment and Improvements".

        ERISA.  Employee Retirement Income Security Act of 1974.

        Escrow Account.  As defined in Section 8.7.

        Escrow Agreement.  As defined in Section 8.7.

        Financial Statements. The Reference Balance Sheet and the audited balance sheets and income statements of the Company for the three (3) year period ended September 30, 1996, copies of which are attached hereto as
Schedule 3.32.

        Forest Service.  The United States Forest Service.

        Hazardous Substances.  As defined in Section 3.14.1(b).

        Hyak Business.  As defined in the Recitals hereto.

        Indemnified Party.  As defined in Section 8.3.

        Indemnifying Party.  As defined in Section 8.3.

        Intangibles. All trade names, trademarks, service marks, copyrights, trade secrets, registrations and applications for any thereof, and all technical know-how and other intellectual property rights or intangibles used by the Company in the operation of the Business, including, without limitation, those listed on Schedule 1.2 to this Agreement under the heading "Intangibles", and all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringement thereof and rights to protection of interests therein under all applicable Laws.

        Inventories. All of the Company's retail inventory (including, without limitation, all inventories of food and beverages and inventory customarily sold by the Company in new or used condition to the public) and non-retail inventory (including, without limitation, all inventories of ski rental equipment and employee and ski patrol jackets, parkas, pants and other uniform items, other than those which are customarily sold by the Company in new or used condition to the public and which are included in the Company's retail inventory), consumable supplies, spare parts and repair materials and any and all other inventories of the Company, an approximate summary of which retail and non-retail inventories currently on hand is set forth on Schedule 1.2 to this Agreement under the heading "Inventories".

        IRS.  Internal Revenue Service.

        Key Bank Credit Documents. (i) That certain Revolving Line of Credit Agreement dated September 1, 1993, between the Company and Key Bank N.A., as amended, (ii) that certain Reducing Revolving Term Loan Agreement dated September 30, 1994, between the Company and Key Bank N.A., as amended, (iii) that certain Promissory Note from the Company to KeyCorp Leasing, Ltd. dated May 19, 1993, in the original principal amount of $129,000 and (iv) that certain Lease Agreement between the Company and KeyCorp Leasing, Ltd. dated July 26, 1991, together with all other documents, instruments and certificates delivered in connection therewith.

        Law. Any law, statute, regulation, rule, ordinance, requirement, announcement or other binding action or requirement of an Authority.

        Leased Real Property. Those certain parcels of land more fully described on Schedule 1.2 to this Agreement under the heading "Leased Real Property".

        Letter of Intent. The letter of intent dated November 7, 1996 between Booth Creek, Inc. and the Company relating to the transactions contemplated by this Agreement, as amended by the Addendum thereto dated December 6, 1996.

        Liabilities. Any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

        Lien. Any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

        Moffett Indebtedness. The aggregate amount of principal and interest due and owing as of the date hereof by the Company to W.W. Moffett, Inc. pursuant to that certain Promissory Note dated January 1, 1997.

        ODCX.  ODC X, a Washington general partnership.

        Operating Agreement.  As defined in Section 6.2(p).

        Order. Any decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority.

        Ordinary Course of Business. The ordinary course of business of the Company in accordance with past custom and practice (including with respect to quantity and frequency).

        Outstanding Preferred Stock Balance. On the date of determination, the amount set forth on Schedule 1.1 with respect to such date; provided, however, that if any indemnification obligation hereunder is limited in amount by reference to the Outstanding Preferred Stock Balance and such indemnification obligation survives beyond the last date indicated on Schedule 1.1, the Outstanding Preferred Stock Balance shall be deemed to equal $125,00043

        Owned Real Property. Those certain parcels of land more fully described on Schedule 1.2 to this Agreement under the heading "Owned Real Property" (including, without limitation, the Developmental Real Estate identified thereunder by asterisk), together with all timber and water rights and other privileges and appurtenances thereto and all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon and together with all easements and rights-of-way used or useful in connection therewith.

        Permits.  As defined in Section 3.28.

        Person. Any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, Authority, unincorporated entity or organization of any kind.

        Plan.  As defined in Section 3.16(a).

        Preferred Stock.  The preferred stock, no par value of the Company.

        Preferred Stock Purchase Agreement.  As defined in Section 6.2(j).

        Purchase Price.  As defined in Section 2.2.

        Purchaser Warranty Claim.  As defined in Section 8.1(a).

        RCRA. Resource Conservation and Recovery Act, 42 U.S.C. Section 9201, et seq.

        Real Property. Collectively, the USFS Permitted Property, the Owned Real Property and the Leased Real Property.

        Real Property Leases.  All leases to the Leased Real Property.

        Recapitalization Plan.  As defined in Section 6.2(r).

        Receivable Reserve.  As defined in Section 7.7(e).

        Records. All books of account, ledgers, forms, records, documents, files, invoices, vendor or supplier lists, plans and other data which are necessary to or desirable for the ownership, use, maintenance or operation of the Business and which are owned or used by the Company, including, without limitation, all blueprints and specifications, all Tax, personnel, payroll, payroll tax and labor relations records, all environmental control records, environmental impact reports, statements, studies and related documents, handbooks, technical manuals and data, engineering specifications and work papers, ski trail design specifications and improvement records, all pricing and cost information, all sales records, all accounting and financial records, all sales and use tax returns, reports, files and records, asset history records and files, all data entry and accounting systems used to conduct the day-to-day operations of the Business, all maintenance and repair records, all correspondence, notices, citations and all other documents received from, sent to or in the Company's possession in connection with any Authorities (including, without limitation, federal, state, county or regional environmental protection, air or water quality control, occupational health and safety, land use, planning or zoning, Forest Service, and any alcohol, beverage or fire prevention Authorities), all plans, maps and surveys of the Real Property, and all plans and designs of buildings, structures, fixtures and equipment.

        Reference Balance Sheet. The audited balance sheet for the Business dated the Reference Balance Sheet Date.

        Reference Balance Sheet Date.  September 30, 1996.

        Release.  As defined in Section 3.14.1(c).

        Representative. David R. Moffett, or any successor thereto in accordance with Section 9.1.

        Section 1445 Withholding.  As defined in Section 5.2.

        Seller Warranty Claim.  As defined in Section 8.2(a).

        Sellers' Knowledge. David R. Moffett's actual knowledge after review of the books and records of the Company and after interviewing the principal managers and officers of the Company.

        Shares.  As defined in the Recitals hereto.

        Ski Acres Business.  As defined in the Recitals hereto.

        Ski Lifts Promissory Note.  As defined in Section 2.2(a).

        Snoqualmie Business.  As defined in the Recitals hereto.

        Taxes.  As defined in Section 3.17(a).

        Territory.  As defined in Section 7.6(a)(i).

        $300,000 Company  Note.  As defined in Section 6.2(k).

        $650,000 Company  Note.  As defined in Section 6.2(k).

        Title Company.  As defined in Section 6.2(l).

        Title Policies.  As defined in Section 6.2(l).

        USFS Permits. The special use permits issued by the Forest Service, each of which is described on Schedule 1.2 to this Agreement under the heading "USFS Permits".

        USFS Permitted Property. The land described in the USFS Permits and the plants, buildings, structures, installations, fixtures, improvements, betterments and additions situated thereon.

        1.3 Interpretation. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person).


                                 ARTICLE II
                         SALE AND PURCHASE OF SHARES

        2.1 Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by Sellers and Purchaser, Purchaser hereby purchases and accepts from Sellers, and Sellers hereby sell, transfer, convey, assign and deliver to Purchaser, the Shares. At the Closing, each Seller shall deliver to Purchaser the certificates evidencing the Shares owned by such Seller.

        2.2 Payment of the Purchase Price. (a) The aggregate purchase price (as adjusted pursuant to Section 2.3, the "Purchase Price") payable by Purchaser to Sellers in consideration for the Shares shall be TEN MILLION EIGHTEEN THOUSAND DOLLARS ($10,018,000) payable on the date hereof in the following manner:

               (i) $9,818,000 by issuance of a promissory note (the "Ski Lifts Promissory Note") substantially in the form of the promissory note attached hereto as Exhibit A from the Company to the Representative on behalf of Sellers; and

               (ii) $200,000 in cash to the Representative on behalf of Sellers representing, among other things, amounts due and owing by Sellers (A) to the State of Washington Department of Revenue for payment of real estate excise taxes and (B) to the Title Company pursuant to Section 55.1.

          (b) The Representative shall distribute all cash received by him from Purchaser pursuant to the terms hereof or from the Company pursuant to the terms of the Ski Lifts Promissory Note to Sellers based on each Seller's pro rata share of the Purchase Price.

           (c) The amounts paid in cash at Closing or pursuant to the terms of the Ski Lifts Promissory Note shall be by wire transfer of immediately available federal funds to an account designated in writing to Purchaser by the Representative in writing prior to the Closing.

     2.3  Purchase Price Adjustments.

        (a) Accruals. For the period ending September 30, 1996, Company has accrued $112,204 with respect to USFS Permit fees potentially owed for such period, $49,502 with respect to workers' compensation claims potentially owed for such period, and $142,124 with respect to third-party liability claims potentially owed for such period. If the amounts accrued exceed the amounts actually owed for such period, then the Purchase Price shall be increased by the excess amount. If the amounts accrued for such period are less than the amounts actually owed during such period, then the Purchase Price shall be decreased by the deficiency. Accordingly, the parties agree that such Purchase Price adjustments shall be made (i) with respect to USFS Permit fees owed for such period, upon a final determination of USFS Permit fees owed for such period; and (ii) with respect to workers compensation and third-party liability claims owed for such period, no earlier than three (3) years after the date of this Agreement. Purchaser shall deliver a Purchase Price adjustment calculation to the Representative no later than forty-five (45) days after the end of the relevant periods set forth in clauses (i) and (ii) above. If the Representative does not deliver written acceptance of such calculation to Purchaser within seven (7) days after receipt thereof, the parties agree that a mutually acceptable independent accounting firm of national standing shall determine the appropriate adjustment no later than thirty (30) days after demand by either Purchaser or the Representative. Each Purchase Price adjustment hereunder shall be paid to the party entitled thereto by the party responsible hereunder no later than five (5) days after final determination thereof by such independent accounting firm or acceptance by the Representative, as the case may be.

        (b) Tax Adjustment. In the event Sellers are obligated to pay any income taxes imposed on or attributable to the income of the Company for any period from and after October 1, 1996 (the "Tax Period"), then Purchaser shall indemnify and reimburse Sellers for such obligation (including all related interest and penalties) by increasing the Purchase Price hereunder by an amount equal to (i) the aggregate amount of such income multiplied by (ii) .63, which amount shall be paid promptly; provided, such amount owed by Purchaser shall take into account any tax benefit of Sellers attributable to the increase in the basis of the Shares as a result of payment of such amount. Representative shall notify Purchaser no later than five (5) days after Sellers receive notice from any Authority assessing income taxes for the Tax Period. Purchaser shall have the right, but not the obligation, at its own expense, to compromise or defend any such assessment. In the event Purchaser undertakes to compromise or defend such assessment, it shall promptly notify Representative of its intention to do so. The Sellers shall fully cooperate with Purchaser and its counsel in the defense or compromise of such assessment, and no settlement of such assessment shall be made by Purchaser or Sellers without the prior written consent of the Representative and Purchaser, respectively, which consents shall not be unreasonably withheld. Such reimbursement obligation of Purchaser shall survive until all tax returns of the Company for the fiscal year beginning October 1, 1996 have been closed by the applicable statute of limitations.


        (c) ODCX Adjustment. In the event the aggregate amount of capital gains taxes due and owing by the Company from the sale of the Company's partnership interest in ODCX is (i) greater than $27,000, then Sellers shall reimburse the Company for such amount greater; or (ii) less than $27,000, then Purchaser shall reimburse Sellers for such amount lesser based on each Seller's pro rata share of the Purchase Price.

        (d) Any payment required pursuant to this Section 2.3 shall be deemed an adjustment to the Purchase Price and shall be by certified or cashier's check, or at the option of the recipients, by the transfer of immediately available federal funds for credit to the recipient at a bank account designated by such recipient in writing.


                                 ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SELLERS

        As an inducement to Purchaser to enter into and perform its obligations under this Agreement, and in consideration of the covenants of Purchaser contained herein, Sellers, jointly and severally (subject to the limitations set forth in Sections 8.1 and 8.4), hereby make representations and warranties to Purchaser as set forth below. Such representations and warranties shall survive the date hereof (subject to Sections 8.1 and 8.4) regardless of what examinations, inspections, audits and other investigations Purchaser has heretofore made, or may hereafter make, with respect to such representations and warranties; provided, Sellers shall have no liability for matters expressly disclosed to Purchaser in this Agreement or in the Schedules hereto unless expressly provided for in this Agreement. Subject to the foregoing, Sellers, jointly and severally, represent and warrant as follows:

     3.1  Corporate Status; Authority of Sellers; Enforceability.

        (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and in each other jurisdiction where the failure to so qualify could have a material adverse effect on the business, operations or condition of the Company or the Business. The Company has the corporate power and authority necessary to own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted.

        (b) Each Seller has the capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement is binding upon, and enforceable against, each Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

        (c) Neither the execution or delivery of this Agreement by any Seller nor the performance by any Seller of its obligations under this Agreement will (assuming the receipt of all consents referred to in Section 3.27), conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which such Seller or the Company is a party or is bound, the articles of incorporation or by-laws of the Company or any applicable Law or Order to which such Seller or the Company is a party or by which such Seller or the Company is bound.

        3.2 Accounts Receivable. Except as reserved against on the Reference Balance Sheet, the Accounts Receivable reflected thereon: (a) were acquired by the Company in the Ordinary Course of Business and represent fully completed bona fide transactions that require no further act on the part of the Company to make such Accounts Receivable payable by the account debtors; (b) are not subject to any material claim, counterclaim, set-off or deduction; (c) represent valid obligations owing to the Company by account debtors that are not Affiliates of the Company, which are enforceable in accordance with their respective terms; and (d) are owned by the Company free and clear of all Liens.

        3.3 Trade Names, Trademarks and Copyrights. Schedule 1.2 to this Agreement, under the heading "Intangibles", contains a true and complete list of all trademarks, service marks, trade names and copyrights and their registrations or applications, if any, owned by the Company or in which the Company has any rights or licenses, together with a brief description of each. To the Sellers' Knowledge, there is no infringement or alleged infringement by any Person of any such trademark, service mark, trade name or copyright. To the Sellers' Knowledge, the Company has not infringed, nor is now infringing on any trademark, service mark, trade name or copyright belonging to any other Person. The Company is not a party to any license, agreement or arrangement, whether as licensor, licensee, franchisor, franchisee or otherwise, with respect to any trademarks, service marks, trade names or any copyrights or any applications therefor. The Company owns or holds adequate licenses or other rights to use all trademarks, service marks, trade names and copyrights necessary for the Business as now conducted, including, without limitation, those listed on Schedule 1.2 to this Agreement under the heading "Intangibles."

        3.4 No Patent Rights. The Company does not own, hold, or have any right, license or immunity with respect to any patents, inventions, industrial models, processes, designs, formulas or applications for patents. To the Sellers' Knowledge, the Company has not infringed, nor is the Company now infringing, on any patent or other right belonging to any Person. The Company is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula.

        3.5 Passes. Schedule 3.5 contains a true and complete list of all persons holding pass privileges beyond the 1996-1997 ski season or other passes for activities of the Business extending beyond the 1996-1997 ski season.

        3.6 Contracts. Schedule 1.2 to this Agreement, under the heading "Contracts", contains a complete list of all Contracts for amounts exceeding $5,000 to which the Company is party or by which the Company is currently bound and copies of such written Contracts have been provided to Purchaser or its counsel. The Company is not a party to any Contract not entered into in the Ordinary Course of Business. To the Sellers' Knowledge, all Contracts are valid and binding upon the parties thereto except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. To the Sellers' Knowledge, there is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of the Contracts. The Company has not received notice that any party to any of the Contracts intends to cancel or terminate any of such agreements or to exercise or not exercise any options under any of such agreements.

        3.7 Compliance with Laws. Except as set forth on Schedule 3.7, neither the Company nor the Sellers have received any notice to the contrary, and to the Sellers' Knowledge (i) the Company has complied with all, and is not in violation of any, applicable Laws or Orders (including, without limitation, any applicable building, zoning, wetlands, environmental protection, water use, occupational health and safety, employment, disability rights or food service facilities law, ordinance or regulation) affecting its properties or the operation of the Business and (ii) no material capital expenditures will be required for compliance with applicable Laws now in force. No accusation of any state or local alcohol or beverage commission is pending against the Company as a holder of any alcoholic beverage license and, to the Sellers' Knowledge, no investigation is now in progress by any state or local alcohol or beverage commission concerning any act or omission that could result in an accusation, claim or proceeding being filed against the Company.

        3.8 Litigation. Schedule 3.8 sets forth a brief description of all suits, actions, arbitrations, and legal, administrative and other proceedings and governmental investigations pending or, to the Sellers' Knowledge, threatened against or affecting the Company or the Business. To the Sellers' Knowledge, none of the matters set forth in Schedule 3.8, if decided adversely to the Company, could reasonably be expected to have a material adverse effect on the Business. The Company is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

        3.9 Personnel Identification and Compensation. Schedule 3.9 contains a true and complete list of the names, addresses and titles of all current officers, directors, employees, agents and representatives of the Company and all seasonal employees employed during the 1995-1996 ski season. The Sellers have previously delivered to Purchaser a true and correct schedule stating the rates of compensation payable (or paid, as the case may be) to each such person.

        3.10 Existing Employment Contracts. There are no employment contracts or collective bargaining agreements to which the Company is a party or by which the Company is bound. There is no pending or, to the Sellers' Knowledge, threatened labor dispute, strike or work stoppage affecting the Business.

        3.11 Capitalization; Subsidiaries. (a) The total number of shares of capital stock and the par value thereof which the Company is authorized to issue and the number of such shares which are issued and outstanding are as follows:



-----------------------------------------------------------------------------
                                                            Issued and
          Class                Authorized Shares         Outstanding Shares
-----------------------------------------------------------------------------
Common Stock, no par value            1,000                   1,000
-----------------------------------------------------------------------------
Preferred Stock, no par value        28,000                  28,000
-----------------------------------------------------------------------------


No shares of the Company's capital stock are held as treasury stock.

        (b) There are no outstanding options, conversion rights, warrants or other rights in existence to acquire from the Company any of its shares of capital stock.

        (c) The Shares have been duly and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights; and there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the Shares.

        (d) The Company has not violated in any material respect any federal, state or local Law in connection with the offer for sale or sale and issuance of its outstanding shares of capital stock or any other securities.

        (e) The Company does not own any securities or any other direct or indirect interest in any other Person except for (i) the securities described in notes 4 and 5 to the Reference Balance Sheet and (ii) its interest in DRE, L.L.C.

        3.12 Title to Purchased Shares. Each Seller owns the number of shares of capital stock of the Company set forth in Schedule 3.12, free and clear of any Liens. The persons listed as "Sellers" on the signature pages of this Agreement are all of the record and beneficial owners of the Common Stock of the Company. The Shares constitute all of the issued and outstanding shares of Common Stock of the Company and upon delivery of and payment by the Purchaser to each Seller of his or her proportionate share of the Purchase Price in respect of the Shares owned by such Seller, the Purchaser will acquire good and marketable title to the Shares free and clear of all Liens.

        3.13 Forest Service Permits. Schedule 1.2 to this Agreement, under the heading "USFS Permits", contains a complete and accurate description of the real property which the Company is entitled to use to conduct its business pursuant to and for the terms set forth in the USFS Permits. The USFS Permits are valid and in full force. Neither the Company nor the Sellers have received any notice to the contrary, and to the Sellers' Knowledge there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under the USFS Permits. Subject to possible adjustments set forth in Section 2.3, all fees and charges which the Company has received notice of as being due and owing by the Company pursuant to the USFS Permits have been properly computed and fully paid, or have been reserved for on the Reference Balance Sheet, and no such fees or charges have been deferred or are due and owing which have not been reserved for on the Reference Balance Sheet.

     3.14 Environmental.

        3.14.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

        (a) The term "Environmental Law(s)" means each and every Law, Order, Permit, or similar requirement of each and every Authority, pertaining to
     (i) the protection of human health, safety, the environment, natural resources and wildlife, (ii) the protection or use of surface water, groundwater, rivers and other bodies of water, (iii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance or (iv) pollution, including without limitation, as amended, CERCLA, the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq., the

     Clean Air \Act, 42 U.S.C. Section 7401 et seq., and the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq.

        (b) The term "Hazardous Substance(s)" means any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic, or (iv) regulated pursuant to any Environmental Law.

        (c) The term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Substance).

        (d) For purposes of this Section 3.14, the Company shall be deemed to include any predecessor to the Company and any Persons from which the Company has assumed liabilities by operation of Law.

        3.14.2    Compliance with Environmental Laws.  Except as disclosed in
Schedule 3.14 or in the ENVIRON Report, neither Sellers nor the Company have received any notice to the contrary, nor to the Sellers' Knowledge (i) has any violation or liability arising under any Environmental Law, with respect to the Real Property or Business, or any use or condition thereof, been alleged; (ii) has any violation or liability arising under any Environmental Law, with respect to formerly owned or operated real property, or any use or condition thereof, been alleged; or (iii) in the case of clauses (i) or (ii), are there any facts or circumstances upon which such allegations could be based. Except as disclosed in Schedule 3.14 or in the ENVIRON Report, to the Sellers' Knowledge, the Real Property, and all uses and conditions of the Real Property and the Business, have been and are in compliance with all Environmental Laws.

        3.14.3    Handling of Hazardous Substances.  Except as set forth in
Schedule 3.14 or in the ENVIRON Report, neither the Company nor the Sellers have received any notice to the contrary and, to the Sellers' Knowledge, neither the Company nor any other present or former owner, tenant, occupant or user of the Real Property has used, handled, generated, produced, manufactured, treated, stored, transported or Released any Hazardous Substance on, under, about, to or from the Real Property or any real property formerly owned or operated by the Company or otherwise related to the Business in violation of or in a manner that may form the basis of liability under any Environmental Law, including, without limitation, the offsite disposal of any Hazardous Substance.

        3.14.4    No Release of Hazardous Substances.  Except as set forth in
Schedule 3.14 or in the ENVIRON Report, neither the Company nor the Sellers have received any notice to the contrary and, to the Sellers' Knowledge, there is no Release or threatened Release of any Hazardous Substance existing on, beneath or from the surface, subsurface or ground water associated with the Real Property, nor is there or has there been any Release or threatened Release of Hazardous Substances adjacent to, from or in the vicinity of the Real Property currently occurring or occurring at any time in the past.

        3.14.5 Permits. Except as set forth in Schedule 3.14 or in the ENVIRON Report, neither the Company nor the Sellers have received any notice to the contrary and, to the Sellers' Knowledge, (i) all Permits required by or issued pursuant to any Environmental Law for the ownership, use or operation of the Real Property or the Business have been obtained in a timely manner and are presently maintained in full force and effect and (ii) the Real Property and the operations of the Company are in full compliance with all terms and conditions of the Permits described in clause (i). To Sellers' Knowledge,
Schedule 3.14 contains a true and complete listing of the Permits described in clause (i).

        3.14.6 No Proceedings. Except as set forth in Schedule 3.14 or in the ENVIRON Report, neither the Company nor the Sellers have received any notice of the existence of any written Order or any demand, allegation, suit, claim, proceeding, citation, directive, summons, investigation, information request, notice of violation or other notice pending or, to the Sellers' Knowledge, threatened pursuant to any Environmental Law relating to (i) the ownership, lease, occupation or use of the Real Property or any formerly owned, leased, occupied or used real property by the Company or any other present or former owner, tenant, occupant or user of the Real Property, (ii) any alleged violation of or liability under any Environmental Law by the Company, (iii) the suspected presence, Release or threatened Release of any Hazardous Substance on, under, in or from the surface, subsurface, or groundwater associated with the Real Property, or any formerly owned, leased, occupied or used real property, (iv) any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment (collectively referred to herein as "Environmental Claims") nor, to the Sellers' Knowledge, does there exist any valid basis for any such Environmental Claims.

        3.14.7    No Tanks, Asbestos or PCB's.  Except as set forth in Schedule
3.14 or in the ENVIRON Report, neither the Company nor the Sellers have received any notice to the contrary, and to the Sellers' Knowledge there (i) are and were no aboveground or underground storage tanks currently or formerly located on the Real Property used or formerly used for the purpose of storing any Hazardous Substance except in compliance with Environmental Laws; (ii) is no asbestos-containing building material on the Real Property, and no asbestos abatement or remediation work has been performed on the Real Property; and
(iii) is no PCB-containing equipment or PCB-containing material located on the Real Property.

        3.14.8 Lists and Liens. Except as disclosed in Schedule 3.14 or in the ENVIRON Report, neither the Company nor the Sellers have received any notice to the contrary and, to the Sellers' Knowledge, the Real Property and any real property formerly owned, operated, leased, or used by the Company (i) is not listed on any or nominated for listing on the National Priority List promulgated by the United States Environmental Protection Agency pursuant to CERCLA or any analogous state remedial priority list promulgated or published pursuant to any comparable state law, (ii) is not subject to any restriction on the ownership, occupancy, use or transferability of the Real Property, including, without limitation, any Liens, and (iii) is not subject to any such imminent restrictions or Liens that are reasonably likely to be imposed upon the Real Property.

        3.14.9 Documents. Sellers have provided to Purchaser any and all documents, correspondence, pleadings, reports, assessments, analytical results, Permits or other records concerning Environmental Laws or Hazardous Substances as are in the Company's or any Seller's possession.

        3.15 Certain Transactions. All purchases and sales or other transactions, if any, between the Company, on the one hand, and any officer, director, shareholder or key employee or Affiliate thereof, on the other hand, within the three (3) years immediately preceding the date hereof have been made on the basis of prevailing market rates and terms such that from the prospective of the Company, all such transactions have been made on terms no less favorable than those which would have been available from unrelated third parties. Except with respect to the real property owned by, and leased from, ODCX, neither any officer, nor any director or employee of the Company, nor any spouse, child or other relative of any of such persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Company or any copyrights, patents, trademarks, trade names or trade secrets owned or licensed by the Company.

        3.16 Employee Benefit Matters.

        (a) Schedule 3.16 contains a true, complete and correct list of each pension, retirement, profit sharing, savings, stock option, restricted stock, severance, termination, bonus, fringe benefit, insurance, supplemental benefit, medical, education reimbursement or other employee benefit plan, program, agreement or arrangement, including each "employee benefit plan" as defined in
Section 3(3) of ERISA, sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of current or former employees of the Business (each a "Plan").

        (b) True, complete and correct copies of the following items relating to each Plan, where applicable, have been delivered to Purchaser:

                (i) the most recent determination letter received from the IRS with respect to each such Plan that is intended to be qualified under
          Section 401 of the Code; and

                (ii) the most recent summary plan description, summary of material modifications and all material communications to participants.

          (c) Each of the Plans has been operated and administered in accordance with the applicable provisions of ERISA and the Code, including COBRA, and all other applicable Laws.

          (d) Each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

          (e) The Company does not have any liability with respect to a plan termination under Title IV of ERISA, a funding deficiency under Section 412 of the Code or Section 302 of ERISA or a withdrawal from a "multiemployer plan" as defined in (f) below or under Section 4063 of ERISA.

          (f)  None of the Plans is a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA.

          (g) The Company is not, and has never been, a member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code or a member of a group under "common control" within the meaning of Section 414(c) of the Code.

        3.17 Tax Matters.

        (a) The term "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax law or assessed, charged or imposed by any Authority, domestic or foreign, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the date hereof) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For the purposes of this Section 3.17, the Company shall be deemed to include any predecessor to the Company and any Person from which the Company incurs a liability for Taxes as a result of transferee liability.

        (b) The Company has duly and timely filed true, correct and complete Tax returns, reports or estimates, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, and for all such returns, reports and estimates which are required to be filed by any applicable Law on or prior to the date hereof. All Taxes shown as due and payable on such returns, reports and estimates have been paid, and there is no current liability for any Taxes due and payable in connection with any such returns. Any charges, accruals and reserves for Taxes provided for on the Financial Statements are adequate. There are no existing liens for Taxes upon any of the Company's assets. The Sellers have provided to Purchaser copies of all federal, state and foreign tax returns filed by the Company for the past five (5) years. All applicable sales Taxes, to the extent due, were paid by the Company when its assets were acquired by the Company.

        (c) The Company has (i) based upon W-4's and similar available information, withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper Authorities; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws.

        (d)  None of the Company's assets is tax exempt use property under Code
Section 168(h). None of the Company's assets is property that the Company is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

        (e) No portion of the cost of any of the Company's assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

        (f) The Company has no (and has not previously had any) permanent establishment in any foreign country and the Company does not engage (and has not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country.

        (g)  The Company is not a foreign person within the meaning of Code
Section 1445.

        (h) Neither the Code nor any other provision of Law requires Purchaser to withhold any portion of the Purchase Price.

        (i) Immediately prior to the Closing, the Company was taxable as an S Corporation for federal income tax purposes and the corresponding provisions under the Laws of the State of Washington and has been so since October 1, 1994. All income tax returns have been filed in a manner consistent with the Company's status as an S Corporation. Except in connection with the transactions contemplated hereunder, this election has never been revoked and no event has occurred that would terminate the Company's S Corporation status. No taxing authority has challenged the effectiveness of this election.

        (j) The Company has never been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes except as described on Schedule 3.17.

        (k) The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes except for the Company's partnership interest in ODCX.

        (l) The federal income Tax returns of the Company have been examined by the IRS, or have been closed by the applicable statute of limitations, for all periods through 1992; the state Tax returns of the Company have been examined by the relevant agencies or such returns have been closed by the applicable statute of limitations for all periods through June 30, 1992; no deficiencies or reassessments for any Taxes have been proposed, asserted or assessed against the Company by any federal, state, local or foreign taxing authority.

        (m) The Company has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by the Company with respect to any Taxes is currently in force other than as disclosed in Section 3.37.

        (n) No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax returns of the Company and no, to the Sellers' Knowledge, additional issues are being asserted against the Company in connection with any existing audits of the Company.

        (o) The Company has not entered into any agreement relating to Taxes which affects any taxable year ending after the date hereof.

        (p) The Company has not agreed to and it is not required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the date hereof. Neither the IRS nor any other agency has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the date hereof. The Company has no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the date hereof.

        (q) The Company is not and never has been a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

        (r) The Company has not consented to the application of Code section 341(f).

        (s) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by reason of Code section 280G.

        3.18 Inventories. The Inventories consist of items of a quality and quantity useable or saleable in the Ordinary Course of Business, except for obsolete or slow moving items and items below standard quality, all of which have been written down on the books of the Company to net realizable market value or have been provided for by adequate reserves. All items included in the Inventories are the property of the Company, except for sales made in the Ordinary Course of Business; for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of the Company. No items included in the Inventories have been pledged as collateral (other than pursuant to the Key Bank Credit Documents), or are held by the Company on consignment from third parties. The Company's inventories shown on the balance sheets included in the Financial Statements are based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with prior years. The quantities of items included in the Company's ski rental inventory, including, without limitation, skis, ski boots, bindings, ski poles and snow boards, (i) are not lower than the quantities of such items (compared on an item-by-item basis) on hand at the end of the 1995-1996 ski season, and (ii) are sufficient to meet the normal and expected demand of the 1996-1997 ski season.

        3.19 Title to Assets. The Company has good and marketable title to all of its assets (other than the Real Property), free and clear of all Liens (other than as described in Schedule 3.19 or pursuant to the Key Bank Credit Documents). To the Sellers' Knowledge, the Company owns or otherwise has the right to use all of the assets and rights used or necessary in the operation of the Business.

        3.20 Real Property.

        (a) To the Sellers' Knowledge, (i) Schedule 1.2 to this Agreement, under the heading "Real Property", contains complete and accurate legal descriptions of each parcel of Real Property owned, leased or occupied under permit;and (ii) the Real Property constitutes all of the real property owned, leased or occupied pursuant to permit by the Company. Except as set forth in
Schedule 3.20, neither the Company nor the Sellers have received any notice to the contrary and, to the Sellers' Knowledge, all of the Real Property Leases are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases.

        (b) Except as set forth in Schedule 3.20, neither the Company nor the Sellers have received any notice to the contrary and, to the Sellers' Knowledge, (i) all of the buildings, fixtures and leasehold improvements used by the Company in the Business are located on the Real Property; (ii) each parcel of Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary and adequate vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary and adequate vehicular and pedestrian ingress, egress and access to such parcel from a public street or road; and (iii) there are no restrictions on entrance to or exit from the Real Property to adjacent public streets and no conditions which will result in the termination of the present access from the Real Property to existing highways or roads.

        (c) Except as disclosed in Schedule 3.20, neither the Company nor the Sellers have received any notice to the contrary and, to the Sellers' Knowledge, (i) the Company has good and marketable fee simple title to the Owned Real Property, and good and marketable leasehold interests to the Leased Real Property, in each case, free and clear of all Liens; (ii) except for the Real Property Leases, there is no unrecorded or undisclosed legal or equitable interest in any Real Property owned or claimed by any Person; (iii) subject to the Real Property Leases, the Company has enjoyed the continuous and uninterrupted quiet possession, use and operation of its Real Property without any material complaint or objection by any Person and (iv) there exists no unfulfilled obligation on the part of the Company to dedicate or grant an easement or easements over any portion or portions of any of the Real Property to any Authority.

        (d) Except as set forth in Schedule 3.20, all real estate taxes and assessments with respect to the Real Property which the Company has received notice of as due and payable have been paid.

        (e) Neither the Company nor the Sellers have received any notice of any special tax assessment affecting any property owned or leased in connection with the Business, and to the Sellers' Knowledge, no such assessments are pending or threatened except for that certain Road Improvement District assessment in the preliminary amount of $65,096, which amount shall be paid by the Company.

        (f) Sellers make no representations or warranties regarding, and shall not be liable for, the impact of wetlands (or laws relating to wetlands) on future development of the Real Property.

        3.21 Condition of Assets. The Equipment and Improvements are agreed to be "as is, where is and with all faults," and Sellers make no representation or warranty as to their physical condition or fitness. Neither the Company nor the Sellers have received any notice to the contrary, and to the Sellers' Knowledge neither the Real Property nor the use, occupancy, or transfer to Purchaser thereof violates in any way any applicable Laws, Orders or covenants, conditions and restrictions, whether federal, state, local or private.

        3.22 Zoning. Except as disclosed in Schedule 3.22, neither the Company nor the Sellers have received any notice to the contrary and, to the Sellers' Knowledge, (i) the zoning of each parcel of Real Property permits the presently existing improvements and the continuation of the business presently being conducted on such parcel; (ii) there is no pending or contemplated rezoning of any Real Property; (iii) all the Real Property is in compliance with applicable state law and local subdivision ordinances; and (iv) no final subdivision or parcel map is required in connection with the transfer of the Real Property to Purchaser other than certain steps necessary to segregate portions of the Developmental Real Estate.

        3.23 No Commitments. Except as disclosed in Schedule 3.23, neither the Company nor the Sellers have received any notice to the contrary, and to the Sellers' Knowledge, there are no outstanding, defaulted or unsatisfied contracts, commitments, agreements (including, without limitation, developer agreements) or understandings which have been made by the Company to, with or for the benefit of any utility companies, school districts, water districts, improvement districts or other Authorities which could reasonably be expected to impose any obligation, liability or condition on the Company, to grant any easements or to make any payments, contributions or dedications of money or land or to construct, install or maintain or to contribute to the construction, installation or maintenance of any improvements of a public or private nature, whether on or off the Real Property.

        3.24 Continued Use of Real Property. Neither the Company nor the Sellers have received any notice to the contrary and, to the Sellers' Knowledge, there are no presently pending or threatened, proceedings to (i) condemn, take or demolish the Real Property or any part thereof, (ii) declare the Real Property or any part of it a nuisance or (iii) exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

        3.25 Water Rights. Except as disclosed in Schedule 3.14 or in the ENVIRON Report, neither the Company nor the Sellers have received any notice to the contrary, and to the Sellers' Knowledge, (i) the Company has all necessary Permits, property rights and other necessary approvals to use the water it has historically used in the operation of the Business, and its water use has otherwise been in compliance with all applicable Laws and Orders; and (ii) no event has occurred or failed to occur which presently, or upon the giving of notice or lapse of time, or both, could reasonably be expected to materially adversely affect or decrease the current supply of water to the Company's premises. Schedule 3.25 sets forth a description of the Company's water rights at each of the Businesses.

        3.26 [INTENTIONALLY BLANK]

        3.27 Consents. Except as contemplated by this Agreement with respect to the USFS Permits or as otherwise disclosed on Schedule 3.27, to the Sellers' Knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by the Sellers or the Company in connection with the execution and delivery of this Agreement or the performance by the Sellers of their respective obligations hereunder.

        3.28 Licenses and Permits. Except as disclosed in Schedule 3.14 or in the ENVIRON Report, neither the Company nor the Sellers have received any notice to the contrary, and to the Sellers' Knowledge, (i) Schedule 3.28 lists and describes all qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Authorities which are used or required in order for the Company to own and operate the Business, including, without limitation, all certificates of occupancy and certificates, licenses and permits relating to zoning, building, housing, safety, Environmental Laws, fire and health (collectively, the "Permits"); and (ii) each Permit is in good standing, valid and subsisting, and in full force and effect in accordance with its terms.

        3.29 No Alternative Transactions. Neither the Company nor any Seller is a party to or otherwise bound by any agreement contemplating or providing for any merger, acquisition, purchase or sale of all or substantially all of the assets or any business combination or change in control of the Business.

        3.30 Occupational Safety and Health. Neither the Company nor the Sellers have received any notice, citation, claim, assessment or proposed assessment as to or alleging any violation of any federal, state or local occupational safety and health laws. Neither the Company nor the Sellers have received any notice to the contrary and, to the Sellers' Knowledge, the Company has not been subject to any investigation by any federal, state or local occupational safety and health agency within the three (3) years preceding the date hereof and, to the Sellers' Knowledge, no such violation exists. The Company is not a party to any dispute with respect to compliance with any federal, state or local occupational safety and health law.

        3.31 Insurance.

        (a) Schedule 3.31 sets forth a list and brief description of all insurance policies maintained by the Company.

        (b) Neither the Company nor the Sellers have received any notice to the contrary, and to the Sellers' Knowledge, (i) the Company is not in default with respect to any provision contained in any such insurance policy, nor has it failed to give any notice or present any claim thereunder in a due and timely fashion; and (ii) no material alterations to the Real Property, the facilities located thereon or the Business are required by any such insurance carrier.

        3.32 Financial Statements.  The Financial Statements attached hereto as
Schedule 3.32 were prepared by the Company from the books and records of the Business and in accordance with generally accepted accounting principles consistently applied and present fairly the financial position and results of operations of the Company at the dates and for the periods indicated therein.

        3.33 Undisclosed Liabilities. To the Sellers' Knowledge, (i) on the Reference Balance Sheet Date, the Company had no liability with respect to the Business of any nature (whether accrued, absolute, contingent or otherwise) of the type which should be reflected in balance sheets (including the notes thereto) prepared in accordance with generally accepted accounting principles which was not fully disclosed, reflected or reserved against in the Reference Balance Sheet; and (ii) except for liabilities which have been incurred since the Reference Balance Sheet Date in the Ordinary Course of Business, since the Reference Balance Sheet Date, the Company has not incurred any liability of any nature (whether accrued, absolute, contingent or otherwise).

        3.34 Conduct of Business Since Reference Balance Sheet Date. Except as disclosed in Schedule 3.34, since the Reference Balance Sheet Date:

        (a) the Business has been conducted only in the Ordinary Course of Business;

        (b) except for equipment, inventory and supplies purchased, sold or otherwise disposed of in the Ordinary Course of the Business, the Company has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets;

        (c) the Company has not sustained or incurred any physical loss or damage with respect to the Business (whether or not insured against) on account of fire, flood, accident or other calamity which has interfered with or affected, or may interfere with or affect, the operation of the Business;

        (d) the Company has not increased the rate of compensation of any officer or other employee of the Business, except in the Ordinary Course of Business and has not declared any dividends on its capital stock or made any distributions to its stockholders (other than distributions to Sellers for Sellers' payment of income taxes on income earned by the Company after September 30, 1996);

        (e) to the Sellers' Knowledge, there has been no material adverse change in or with respect to the condition (financial or otherwise), operations, business, prospects, rights, properties, assets or liabilities of the Business or the Company's relations with Authorities or its employees, creditors, advertisers, suppliers, distributors, customers or others having business relationships with the Company;

        (f) the Company has not canceled any of its debts or claims owned to it;

        (g) the Company has not changed any accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates); or

        (h) the Company has not agreed to take any of the actions described in paragraphs (b), (d), (f) or (g) above.

        3.35 Broker's or Consultant's Fees. Each Seller represents and warrants that it has dealt with no broker, finder or consultant in connection with any of the transactions contemplated by this Agreement, and, to the Sellers' Knowledge, no Person is entitled to any commission or finder's fee in connection with the sale of the Shares to Purchaser other than a fee in the aggregate amount of $75,000 to Charles D. Lewis, L.L.C., which shall be paid by Sellers.

        3.36 Banking Arrangements. Except as set forth in Schedule 3.36, the Company has no banking, borrowing or depository relationship, or accounts or deposits of funds, and all persons authorized as signatories on each such account are listed in Schedule 3.36.

        3.37 Powers of Attorney. Except for Coopers & Lybrand, LLP, no Person holds any power of attorney from the Company.

        3.38 Disclosure. To the Sellers' Knowledge, (i) none of the representations and warranties made by Sellers in this Agreement or in any letter, certificate or memorandum furnished or to be furnished by Sellers, or on their behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made therein misleading; and (ii) except for facts or circumstances affecting the ski resort industry generally, there is no fact which materially adversely affects, or is reasonably likely to materially adversely affect, the condition (financial or otherwise), assets, liabilities, business, operations or prospects of the Business, the value or utility of the Company's assets or the ability of each Seller to consummate the transactions contemplated hereby that has not been set forth herein or heretofore communicated to Purchaser in writing pursuant hereto.


                                 ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

        As an inducement to Sellers to enter into and perform their obligations under this Agreement, and in consideration of the covenants of Sellers contained herein, Purchaser (subject to the limitations set forth in Section 8.2) hereby makes representations and warranties to Sellers as set forth below. Such representations and warranties shall survive the date hereof (subject to Section 8.2) regardless of what examinations, inspections, audits and other investigations Sellers have heretofore made, or may hereafter make, with respect to such representations and warranties; provided, Purchaser shall have no liability for matters expressly disclosed to Sellers in this Agreement unless expressly provided for in this Agreement. Subject to the foregoing, Purchaser represents and warrants as follows:

        4.1 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        4.2 Due Authorization. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser.

        4.3 Authority of Purchaser. Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Neither the execution or delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations under this Agreement will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Purchaser is a party or is bound, its certificate of incorporation, by-laws or any applicable Law or Order to which Purchaser is a party or by which Purchaser is bound.

        4.4 Enforceability. This Agreement is binding upon, and enforceable against, Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by principles of equity (whether in a proceeding at law or in equity).

        4.5 Consents. Except as contemplated by this Agreement with respect to the USFS Permits or as otherwise contemplated by this Agreement, to Purchaser's knowledge, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by Purchaser in connection with its execution and delivery of this Agreement or the performance by it of its obligations hereunder.

        4.6 Broker's or Consultant's Fees. Purchaser represents and warrants that it has dealt with no broker, finder or consultant in connection with any of the transactions contemplated by this Agreement, and, to its knowledge, no Person is entitled to any commission or finder's fee in connection with the sale of the Shares to Purchaser.

        4.7 Investment. The Shares are being acquired by Purchaser for its own account, for investment and not with a view to resale or distribution.


                                  ARTICLE V
                                  COVENANTS

        5.1 Title Expenses. The costs and expenses of the Title Policies and any related searches, filings and recordings hereunder shall be paid by Sellers in an amount not to exceed that which would have been incurred in connection with the delivery of Title Policies containing "standard" coverage. The amount of the costs and expenses of the Title Policies directly attributable to the delivery of "extended" coverage shall be paid by Purchaser. In addition, Sellers agree to pay for any transfer or similar taxes, and any additional title fees and costs arising in connection with the proper recordation of, and issuance of a final title policy with respect to, real estate parcels bearing tax account numbers H092211-9001-02 and 22-11-0500-0001. Any determination of such fees and expenses shall be calculated by the Title Company in its sole discretion.

        5.2 Code Section 1445 Withholding. Sellers shall take all actions as may be necessary to comply with Sections 897 and 1445 of the Code and any rules, regulations and orders which may be promulgated thereunder. In the event that Sellers fail to provide to Purchaser, at or prior to the Closing, either (i) an affidavit in form acceptable to Purchaser, or (ii) evidence satisfactory to Purchaser's counsel that the transaction contemplated by this Agreement is exempt from any Taxes which may apply by reason of Section 897 of the Code, Purchaser shall have the right to withhold ten percent (10%) of the Purchase Price (the "Section 1445 Withholding"), and Purchaser shall hold and dispose of the Section 1445 Withholding in accordance with the requirements of such Section. The amount of the Section 1445 Withholding shall be credited against the Purchase Price otherwise due and payable hereunder by Purchaser to Sellers at the Closing and Sellers shall have no recourse against Purchaser therefor.

        5.3 Pre-Closing Taxes. Sellers shall be jointly and severally liable, based on their pro rata percentage of ownership of the Shares, for all income and capital gains taxes attributable to income or capital gains of the Company for any taxable period ending before October 1, 1996.

        5.4 Tax Reports; Returns. Sellers and Purchaser shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Sellers and Purchaser will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Sellers shall be responsible for causing the Company, at the Company's expense, to file all Tax returns and reports of the Company due on or prior to the date hereof, which such returns and reports shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns or reports and consistent with prior practice with respect to the treatment of specific items on the returns or reports.

        5.5 Transfer Taxes. Sellers shall pay the cost of any transfer, stamp, excise or similar tax imposed under the laws of the United States, or any state or political subdivision thereof, which arises out of the transfer of any of the Shares.

        5.6 Limitation on Liens. From the date hereof until all obligations under the Ski Lifts Promissory Note are paid in full, Purchaser will not permit or cause the Company to create or incur, or suffer to be incurred or to exist,
(a) any Lien on its property or assets, whether now owned or hereafter acquired, with respect to indebtedness for borrowed money; or (b) any other Lien on its property or assets, whether now owned or hereafter acquired, except only with respect to this clause (b):

                (i) Liens for taxes, assessments or governmental charges being contested in good faith;

                (ii) Liens arising in the Ordinary Course of Business;

                (iii) Liens disclosed on the Title Policies or similar encumbrances or charges which do not interfere with the market value or use of the Business; and

                (iv) Liens existing on the date hereof or incurred in favor of the Representative for the benefit of Sellers in connection with the obligations under the Ski Lifts Promissory Note.

        5.7 Restricted Payments. From the date hereof until all obligations under the Ski Lifts Promissory Note are paid in full, Purchaser will not cause or permit the Company to declare or pay dividends on or make any distributions with respect to any shares of its capital stock.

        5.8 UCC Releases. Concurrently with the payment in full of all obligations under the Ski Lifts Promissory Note, the Representative shall release to Purchaser any and all UCC releases, financing statements, certificates and other assurances or instruments necessary to release and discharge any and all Liens on the assets or real property of the Company held by the Representative on behalf of Sellers.

        5.9 Ordinary Course of Business. From the date hereof until all obligations under the Ski Lifts Promissory Note are paid in full, Purchaser shall cause the Company to (i) operate and maintain the Business in the Ordinary Course of Business and (ii) use all commercially reasonable efforts to preserve and protect the Business' goodwill, rights, properties and assets, and to protect the Business' relationships with its employees, officers, suppliers, customers, creditors and others having business relationships with it.

        5.10 Affiliate Transactions. From the date hereof until all obligations under the Ski Lifts Promissory Note are paid in full, Purchaser shall not cause or permit the Company to enter into any transaction with, or make any payment or transfer to, any Affiliate except (i) in the Ordinary Course of Business and (ii) pursuant to terms no less favorable to the Company than it would obtain in a comparable arms-length transaction.

        5.11 Required Signatures. It is the intent of the parties hereto that all cash received by the Company in connection with the operation of the Business following the date hereof (until all of the obligations under the Ski Lifts Promissory Note are paid in full) be retained by the Company unless disbursed in the Ordinary Course of Business. From the date hereof until all obligations under the Ski Lifts Promissory Note are paid in full, Purchaser shall not cause or permit the Company to transfer any funds (or issue or execute a check or money order) in excess of $5,000 without the approval of the Representative.

        5.12 Developmental Real Estate. Purchaser hereby covenants and agrees to use all commercially reasonable efforts to effectuate the transfer by the Company to DRE, L.L.C. of the Developmental Real Estate owned by the Company on the date hereof including, without limitation, the platting of such Developmental Real Estate and delivery and filing of all necessary deeds of transfer. All costs and expenses associated with such platting and transfer shall be paid by Purchaser.

        5.13 Moffett Indebtedness. Concurrent with the payment in full of the obligations outstanding under the Ski Lifts Promissory Note, Purchaser hereby covenants and agrees to cause the Company to repay the Moffett Indebtedness in full.


                                 ARTICLE VI
                                   CLOSING

        6.1 Closing Transactions. The actual sale, transfer, conveyance, assignment and delivery of the Shares to Purchaser in exchange for the Purchase Price shall not be considered to have been taken or made unless and until all actions and deliveries set forth in this Article VI have been completed or waived in writing. All documents and other instruments required to be delivered hereunder shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

        6.2 Deliveries by Sellers to Purchaser. Prior to and as a condition precedent to the effectiveness of the transactions contemplated hereunder, Purchaser shall have received and/or Sellers shall deliver or cause to be delivered to Purchaser:

        (a) certificates representing all of the purchased Shares which certificates shall be either duly endorsed or accompanied by stock powers duly endorsed, executed together with evidence satisfactory to the Purchaser that any Lien on such purchased Shares has been released or terminated;

        (b) the by-laws of the Company certified by the Secretary or Assistant Secretary of the Company;

        (c) certificates of existence for the Company from the State of Washington and any state where the Company's failure to be qualified to transact business as a foreign corporation would have a material adverse effect on the Company or its business or financial condition;

        (d) the legal opinion of Carney, Badley, Smith & Spellman, counsel for Sellers and the Company, substantially in the form attached hereto as Exhibit B;

        (e) an executed original of each consent, approval, order, authorization, registration, declaration and filing described on Schedule
     3.27 in form reasonably satisfactory to Purchaser including, without limitation, any (i) consent of the Forest Service or reissuance of each USFS Permit to the Company required upon consummation of sale and purchase of the Shares and (ii) necessary authorizations, agreements and consents of any Persons or Authorities to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall be in full force and effect as of the date hereof, and no such authorizations, agreements and consents shall impose any burdensome or, in Purchaser's reasonable determination, unsatisfactory conditions or requirements on Purchaser or Purchaser shall have entered into new contracts or agreements which permit the continued use or supply of the property, products, technology or services provided for by the Company's existing contracts or agreements on terms no less favorable to the Company than the prior contract or agreement of the Company as to such property, products, technology or services;

        (f) the letter dated February 7, 1997 from the Forest Service regarding the USFS Permits and all other Permits issued or reissued in the name of the Company;

        (g) an affidavit of the President or a Vice President of the Company stating, under penalty of perjury, the Company's United States taxpayer identification number and that the Company is not a foreign person, pursuant to Section 1442(b)(2) of the Code;

        (h) the Employment and Non-Compete Agreement substantially in the form of Exhibit D attached hereto executed by David R. Moffett and the Company (the "Employment Agreement");

        (i) all releases necessary to terminate and discharge any Liens on the Shares and the Company's assets;

        (j) an executed copy of the Preferred Stock Purchase Agreement dated the date hereof between DRE, L.L.C., the Representative and Sellers (the "Preferred Stock Purchase Agreement");

        (k) (i) a promissory note in the aggregate principal amount of $300,000 (the "$300,000 Company Note") and (ii) a promissory note in the aggregate principal amount of $650,000 (the "$650,000 Company Note"), each dated the date hereof from the Company to Purchaser due one year from the date hereof, evidencing Purchaser's advance to the Company on the date hereof of $950,000 in cash to satisfy certain obligations of the Company under the Key Bank Credit Documents and under other currently existing third-party obligations;

        (l) with respect to each parcel of Owned Real Property, an owner's title insurance policy on ALTA 1992 Owner's Form B (the "Title Policies") issued by First American Title Insurance Company or another title insurance company reasonably acceptable to Purchaser (the "Title Company"), insuring the fee simple title of the Company in such real estate, subject only to exceptions which are reasonably satisfactory to Purchaser, and including extended coverage (other than to survey matters), a zoning 3.1 with parking endorsement, a non-imputation endorsement, an owner's comprehensive endorsement and such other endorsements or coverages deemed necessary or advisable in the reasonable judgment of Purchaser;

        (m) a GAP undertaking and all other documents deemed reasonably necessary by the Title Company for purposes of delivering the Title Policies;

        (n) a withholding certificate, in the form of Exhibit E executed by each Seller;

        (o) a certified copy of the Amended Articles from the Secretary of State of the State of Washington;

        (p) an executed copy of the Operating Agreement of DRE, L.L.C., dated the date hereof (the "Operating Agreement");

        (q) an executed copy of the two Purchase Agreements between the Company and certain Sellers relating to the sale of the Company's partnership interest in ODCX (the "Assignment Agreement");

        (r) an executed copy of the Agreement and Plan of Recapitalization between the Company and Sellers (the "Recapitalization Plan");

        (s) evidence that Sellers have (i) caused the Company to contribute $162,911 to the Company's current employees either through a bonus or a contribution to the employees' 401(k) Plan and (ii) advised such employees that such contribution is made on an equal basis by Purchaser, on the one hand, and Sellers, on the other hand;

        (t) evidence that Sellers have designated David R. Moffett as Representative in accordance with Section 9.1 of the Agreement;

        (u) a report, in form and substance satisfactory to Purchaser, as to the results of an examination of financing statements filed under the Uniform Commercial Code, and tax lien and judgment records, in each office in each such jurisdiction as Purchaser shall reasonably request, and such report shall indicate no material security interests, tax liens, judgments or other Liens not previously disclosed in writing to Purchaser;

        (v) an executed deed evidencing the transfer of the Developmental Real Estate from the Company to DRE, L.L.C. (the "DRE Deed");

        (w) a copy of the final appraisal of the Developmental Real Estate as of January 31, 1997, from Bruce C. Allen & Associates dated February 18, 1997, in form and substance satisfactory to Purchaser;

        (x) evidence of resignations of all directors and officers of the Company; and

        (y) such other instruments and documents as are: (i) required by any other provisions of this Agreement to be delivered by Sellers to Purchaser; or (ii) reasonably necessary, in the opinion of Purchaser, to effect the performance of this Agreement by Sellers.

     6.3 Deliveries by Purchaser to Sellers. Prior to and as a condition precedent to the effectiveness of the transactions contemplated hereunder, Sellers shall have received and/or Purchaser shall deliver or cause to be delivered to Sellers:

        (a) the Ski Lifts Promissory Note issued by Purchaser in favor of the Representative for the benefit of Sellers in accordance with Section 2.2(i) and the cash payment required by Section 2.2(a)(ii);

        (b) the legal opinion of Winston & Strawn, special counsel for Purchaser, substantially in the form attached hereto as Exhibit C;

        (c) a certificate of the Secretary or an Assistant Secretary of Purchaser, of the date hereof, certifying to (i) the by-laws of Purchaser;
     (ii) resolutions of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of Purchaser executing this Agreement and any other certificate or document delivered in connection herewith;

        (d) certificate of incorporation of Purchaser certified by the Secretary of State of the State of Delaware;

        (e) an executed copy of the pledge agreement dated the date hereof from Purchaser to the Representative for the benefit of Sellers, securing the obligations of the Company under the Ski Lifts Promissory Note by pledge of the Shares;

        (f)  the Employment Agreement executed by the Company;

        (g)  an executed copy of the Preferred Stock Purchase Agreement;

        (h) an executed copy of the security agreement, UCC-1 financing statement, and deed of trust from DRE, L.L.C. in favor of the Representative for the benefit of Sellers securing the obligations of DRE, L.L.C. under the Preferred Stock Purchase Agreement;

        (i) a certified copy of the Amended Articles from the Secretary of State of the State of Washington;

        (j) a certified copy of the Certificate of Formation from the Secretary of State of the State of Delaware evidencing the creation of DRE, L.L.C.;

        (k)  an executed copy of the Operating Agreement;

        (l)  an executed copy of the Assignment Agreement;

        (m) evidence of repayment in full of obligations under Key Bank Credit Documents and release of personal guaranty of David R. Moffett;

        (n)  an executed copy of the Recapitalization Plan;

        (o) an executed copy of a security agreement, UCC-1 financing statement, and deed of trust between the Company and the Representative for the benefit of Sellers, securing the obligations of the Company under the Ski Lifts Promissory Note;

          (p)  an executed copy of the DRE Deed;

        (q) evidence of Purchaser's funding of the loans evidenced by the $300,000 Company Note and the $650,000 Company Note; and

        (r) such other instruments and documents as are: (i) required by any other provisions of this Agreement to be delivered by Purchaser to Sellers; or (ii) reasonably necessary, in the opinion of Sellers, to effect the performance of this Agreement by Purchaser.


                                 ARTICLE VII
                              OTHER AGREEMENTS

        7.1 Further Assurance. At any time and from time to time from and after the Closing, Sellers and Purchaser will, at the request of the other parties hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to Purchaser of the Shares or for the performance by Sellers or Purchaser of any of their other respective obligations under this Agreement. Each party hereto shall be liable for its own expenses incurred pursuant to this Section 7.1.

        7.2  Confidentiality.

        (a) The parties hereto agree with respect to the terms and conditions of this Agreement, including, without limitation, the Purchase Price, and all information that is furnished or disclosed by the other party (collectively, "Confidential Information"), that (i) such Confidential

Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (ii) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information, treating such Confidential Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Confidential Information which (A) is contained in a printed publication available to the general public, (B) is or becomes publicly known through no wrongful act or omission of the receiving party, or (C) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential Information; and (iii) all such Confidential Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party, and in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to an Authority with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort).

        (b) Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 7?(a) is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach of any other party.

        7.3  Employment Matters.

        (a) At the Closing, Purchaser may, but shall not be obligated to, cause the Company to retain the employees of the Company engaged full-time or part-time in the conduct of the Business as Purchaser may determine, in its sole discretion. Sellers shall be responsible for the payment of all compensation and other benefits payable to, or accrued in respect of, all such employees for all times prior October 1, 1996. Sellers shall retain all Liabilities arising prior to October 1, 1996, with respect to all of its employees and former employees (including any and all beneficiaries thereof) who are not retained by the Company as employees of the Company, except to the extent Purchaser has wrongfully terminated any such employee.

        (b) Sellers shall be solely responsible for any severance claims or any other claims or causes of action that relate to or arise out of employment with the Company prior to October 1, 1996.

        7.4  Employee Benefits.

        (a) Subject to Section 2.3(a), Sellers shall remain solely responsible for Liability arising from workers' compensation claims, both medical and disability, or other government-mandated programs which are based on injuries occurring prior to October 1, 1996, regardless of when such claims are filed. The Company and not the Sellers shall be solely responsible for such claims based on injuries occurring after October 1, 1996.

        (b) Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident, disability or other benefits brought by or in respect of employees under any of the Company's welfare benefit plans where the claims were incurred prior to October 1, 1996, regardless of when such claims are filed.

        (c) Sellers shall be solely responsible for all Liabilities arising prior to October 1, 1996 in connection with claims for benefits brought by or in respect of all employees and former employees of the Company not retained by the Company under any of the Company's welfare benefit plans with respect to medical, dental, life insurance, health, accident or disability or other benefits, including without limitation continuation coverage pursuant to
Section 4980B of the Code and Part 6 of Title I of ERISA.

        7.5 Indemnification for Employment Matters. Sellers (severally and jointly) and Purchaser each agree to indemnify, defend and hold the other harmless from and against any and all loss, damage and expense, including without limitation attorneys' fees, arising out of any claims, causes of action, liabilities, benefits or other obligations for which it is responsible under Sections 7.3 and 7.4, without regard to the limitations set forth in Sections 88.1 and 8.2.

        7.6  Non-Competition Agreement.

        (a) From the date hereof until April 30, 2000, each Seller shall not, directly or indirectly, or as the agent of another Person or through other Persons as an agent:

                (i) engage, directly or indirectly, within a geographical area covering a one hundred (100) mile radius from any of the Businesses (the "Territory"), in a business the same as, or substantially similar to, the Business;

                (ii) own, manage or operate any other business directly or indirectly engaged in the promotion, sale or distribution, within the Territory, of products or services competitive with those of the Business, except that an interest of less than five percent (5%) of a publicly-held corporation that is engaged in a business competitive with the Business within the Territory shall be permitted; or

                (iii) solicit for employment or employ any employee of the Business within the Territory, or request, induce or advise any employee to leave the employ of the Business, unless Purchaser consents to said employee leaving the employ of the Business.

          (b) The necessity of protection against the competition of Sellers against Purchaser and the nature and scope of such protection has been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not-to-compete described in this Section 7.6 are fair, reasonable and necessary and that adequate compensation has been received by Sellers for such obligations. If, however, for any reason any court determines that the restrictions in this Section 7.6 are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this
Section 7.6 as will render such restrictions valid and enforceable.

          (c) In the event of a breach or threatened breach of this Section 7.6, Purchaser shall be entitled, without the posting of a bond, to an injunction restraining such breach. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

        7.7  Accounts Receivable.

             (a) Purchaser may elect to convey to Sellers any of the Closing Receivables which remain uncollected for a period of one hundred twenty (120) days after the date any such Closing Receivables becomes due and payable. Subject to paragraph (b) below, Sellers shall pay to Purchaser the aggregate amount of all uncollected Closing Receivables (in excess of the Receivable Reserve) returned to Sellers within ten (10) days after the date of return.

             (b) Unless the aggregate of the uncollected Closing Receivables returned to Sellers pursuant to clause (a) above exceeds the Receivable Reserve, Sellers shall not have any payment obligations to Purchaser pursuant hereto.

             (c) Purchaser agrees to execute such bills of sale or other assignment documents reasonably requested by Sellers to effect a sale to Sellers, without recourse, of the uncollected Closing Receivables returned to Sellers pursuant to this Section 7.7.

             (d) Purchaser agrees to use all commercially reasonable efforts to collect the Closing Receivables. To the extent Purchaser receives a payment from an account debtor of a Closing Receivable who also has an account receivable owing to Purchaser resulting from post-Closing transactions, Purchaser agrees to apply such payment to the oldest invoice first unless such customer specifically otherwise designates the application of such payment.

             (e) For purposes of this Section 7.7, the following terms shall have the meanings ascribed to them below:

                  (i) "Closing Receivables" shall mean all accounts and notes receivable reflected on the Reference Balance Sheet.

                  (ii) "Receivable Reserve" shall mean an amount equal to the reserve for Accounts Receivable reflected on the Reference Balance Sheet.


                                ARTICLE VIII
                               INDEMNIFICATION

        8.1 Indemnification by Sellers. Sellers, jointly and severally, agree to indemnify, defend, hold harmless and waive any claim for contribution against Purchaser, the Company and all of their officers, directors, shareholders, Affiliates, employees and agents (the "Purchaser Indemnified Persons") after the Closing from and against any Adverse Consequence arising out of or resulting from:

               (a) any misrepresentation or breach as of the date hereof of any representation or warranty of Sellers contained in this Agreement or Schedules hereto (each a "Purchaser Warranty Claim"); provided, however, that the Purchaser Indemnified Persons' rights to indemnification for Purchaser Warranty Claims shall be subject to the limitations set forth in Section 8.4 and the following:

                (b) such Purchaser Warranty Claims shall expire fifteen (15) months following the date hereof, except with respect to claims (A) under Sections 3.7, 3.16, 3.17 and 3.28 as to which the indemnification obligation shall survive until thirty (30) days after the expiration of any applicable statute of limitations; (B) under
          Section 3.14 as to which the indemnification obligation shall survive until seven (7) years after the date hereof; and (C) under Sections 3.1, 3.11, 3.12, 3.19 and clauses (i) and (ii) of Section 3.20(c) as to which there shall be no expiration date; provided, that if at the stated expiration of any indemnification obligation there shall then be pending any indemnification claim by a Person, such Person shall continue to have the right to such indemnification with respect to such claim notwithstanding such expiration;

                (c) no Purchaser Indemnified Person shall be entitled to indemnification for Purchaser Warranty Claims unless and until the aggregate Adverse Consequences suffered by all Purchaser Indemnified Persons collectively exceeds $50,000, whereupon the Purchaser Indemnified Persons shall be entitled to indemnification hereunder from Sellers for all Adverse Consequences suffered by Purchaser Indemnified Persons in excess of such threshold amount.

        (d) the failure by any Seller to perform any of its covenants or obligations under Sections 2.3, 5.1, 5.2, 5.4, 5.5, 5.8, 7.1, 7.2, 7.6,
     7.7 and 11.1; provided the indemnification obligations of Sellers under this Section 8.1(b) with respect to Sections 2.3, 5.1, 5.2, 5.5, 5.8, 7.1, 7.2, 7.6, 7.7 and 11.1 shall expire on the thirty-ninth (39th) month anniversary of the date hereof (and, with respect to Section 5.4 shall expire on the fifth year anniversary of the date hereof), except for any pending indemnification claim by a Purchaser Indemnified Person which shall continue notwithstanding such expiration;

        (e) any brokers' commissions, finders' fees or other like payments incurred or alleged to have been incurred by Sellers in connection with the sale of the Shares or the consummation of the transactions contemplated by this Agreement;

        (f) any and all third-party claims and any and all assessments of fines and penalties by any Authority relating to Liabilities arising prior to October 1, 1996 with respect to the Company, the Shares or the Business; provided, the indemnification obligations of Sellers under this
     Section 8.1(d) shall expire on the third year anniversary of the date hereof, except for any pending indemnification claim by a Purchaser Indemnified Person which shall continue notwithstanding such expiration;

        (g) all Taxes attributable to the Company for the period ending on or before October 1, 1996 (provided that such indemnification shall take into account any tax benefits received by the Company on account thereof); and

        (h) the matters disclosed in Schedule 8.1; provided, the indemnification obligations of Sellers under this Section 8.1(f) shall expire on the seventh year anniversary of the date hereof, except for any pending indemnification claim by a Purchaser Indemnified Person which shall continue notwithstanding such expiration.

        Notwithstanding anything else in this Agreement to the contrary, Sellers shall not be obligated to indemnify, defend or hold Purchaser harmless from and against any Adverse Consequence arising out of matters disclosed in
Schedule 3.14 or the ENVIRON Report (other than those items contained therein set forth in Schedule 8.1).

        8.2 Indemnification by Purchaser. Purchaser agrees to indemnify, defend and hold harmless Sellers after the Closing from and against any Adverse Consequences arising out of or resulting from:

        (a) any misrepresentation or breach as of the date hereof of any representation or warranty of Purchaser contained in this Agreement (each a "Seller Warranty Claim"); provided, however, that the Sellers' rights to indemnification for Seller Warranty Claims shall be subject to the following limitations:

                (i) such Seller Warranty Claims shall expire fifteen (15) months following the date hereof; provided, that if at the stated expiration of any indemnification obligation there shall then be pending any indemnification claim by a Seller, said Seller shall then continue to have the right to such indemnification with respect to such claim notwithstanding such expiration;

                (ii) Purchaser's maximum aggregate liability to Sellers for indemnification shall not exceed the Outstanding Preferred Stock Balance; and

                (iii) Sellers shall not be entitled to indemnification for Seller Warranty Claims unless and until the aggregate Adverse Consequences suffered by Sellers exceeds $50,000, whereupon Sellers shall be entitled to indemnification hereunder from Purchaser for all Adverse Consequences suffered by Sellers in excess of such threshold amount.

        (b) the failure by Purchaser to perform any of its covenants or obligations under Sections 2.3, 5.1, 5.2, 5.4, 5.6, 5.7, 5.9, 5.10, 5.11,
     5.12, 5.13, 7.1, 7.2 and 7.7;

        (c) the operation of the Business after October 1, 1996 (except for or with respect to any Adverse Consequences for which any Purchaser Indemnified Person is entitled to indemnification hereunder or under the Preferred Stock Purchase Agreement, without regard to any of the limitations set forth in Sections 8.1 or 8.4); or

        (d) any brokers' commissions, finders' fees or other like payments incurred or alleged to have been incurred by Purchaser in connection with the sale of the Shares or the consummation of the transactions contemplated by this Agreement.

        8.3 Procedure for Indemnification. If any Person shall claim indemnification (the "Indemnified Party") hereunder for any claim, the Indemnified Party shall promptly give written notice to the other party from whom indemnification is sought (the "Indemnifying Party") of the nature and amount of the claim. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand, the Indemnified Party shall promptly give written notice (a "Claim Notice") to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. If the claim is by a third-party, the Indemnifying Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing, any claim or demand set forth in a Claim Notice giving rise to such claim for indemnification. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than fifteen (15) days after receipt of the Claim Notice) notify the Indemnified Party in writing of its intention to do so and shall give the Indemnified Party such security in that regard as the Indemnified Party reasonably may request. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. After the assumption of the defense by the Indemnifying Party, the Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnifying Party, in connection with such defense, but the Indemnified Party may participate in such defense at its own expense. No settlement of a third party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third party claim or demand.

        8.4 Limitations on Sellers' Liability. (a) Notwithstanding anything else in this Agreement to the contrary, the relative liability of each Seller with respect to any claim for indemnification pursuant to this Agreement and the Preferred Stock Purchase Agremeent shall be limited to such Seller's pro rata share of the sum of (i) the Purchase Price plus (ii) the "Purchase Price" under the Preferred Stock Purchase Agreement.

             (b) Sellers' maximum aggregate liability to Purchaser Indemnified Persons for indemnification of (i) Purchaser Warranty Claims pursuant to Sections 3.1, 3.11, 3.12, 3.19 and clauses (i) and (ii) of Section 3.20(c) shall not exceed the sum of (A) the Purchase Price plus (B) the "Purchase Price" under the Preferred Stock Purchase Agreement; and (ii) claims pursuant to Sections 8.1(b), (d) and (f) and for Purchaser Warranty Claims (other than those set forth in clause (i)) shall not exceed the Outstanding Preferred Stock Balance.

        8.5 Payment. Except for third-party claims being defended in good faith by the Indemnifying Party in accordance with Section 8.3 or claims being disputed by either Sellers or Purchaser in accordance with Article X, the Indemnifying Party shall satisfy its obligations hereunder within fifteen (15) days after receipt of a claim notice. Any amount not paid to the Indemnified Party by such date shall bear interest at a rate equal to nine percent (9%) per annum from the date due until the date paid.

        8.6 Set-Off. If any Seller fails to make any payment with respect to any indemnification claim in accordance with this Article VIII, Purchaser may, in addition to any other rights hereunder, set-off the amount of such claim against any amounts payable by Purchaser, the Company or their Affiliates to any Seller under the Preferred Stock Purchase Agreement. Any amounts Purchaser determines it is entitled to set-off pursuant to this Section 8.6 shall be paid into the Escrow Account (as defined herein) on the date otherwise due to Sellers.

        8.7 Escrow Account. In the event Purchaser is entitled to set-off the amount of any claim for indemnification pursuant to Section 8.6, Purchaser shall be obligated to deposit all amounts to be set-off into an escrow account (the "Escrow Account") with a banking institution of national standing reasonably acceptable to Representative and Purchaser pursuant to the terms and conditions of an escrow agreement in substantially the form of Exhibit F attached hereto (the "Escrow Agreement"). Such Escrow Agreement will provide, without limitation, for the release of such amount only upon (i) the mutual consent of the Representative and Purchaser or (ii) the order of an arbitrator issued in accordance with Article X hereof. Representative and Purchaser agree to act in good faith to promptly take any actions reasonably required to enter into the Escrow Agreement and to establish the Escrow Account should the Escrow Agreement be called for by terms of this Agreement. Upon deposit of any such amount into the Escrow Account, the Representative shall deliver written notice to Purchaser acknowledging that the payment into the Escrow Account satisfies DRE, L.L.C's payment obligation under the Preferred Stock Purchase Agreement to the extent of such amount, as the case may be.


                                 ARTICLE IX
                           SELLERS' REPRESENTATIVE

        9.1 Appointment. Sellers hereby irrevocably make, constitute and appoint David R. Moffett as their agent and representative (the "Representative") for all purposes under this Agreement. In the event of the death, resignation or incapacity of the Representative, Sellers shall promptly designate another individual to act as their representative under this Agreement so that at all times there will be a Representative with the authority provided in this Article IX. Such successor Representative shall be designated by Sellers by an instrument in writing signed by Sellers (or their successors in interest) holding a majority of the Shares, and such appointment shall become effective as to the successor Representative when such instrument shall have been delivered to him or her and a copy thereof delivered to Purchaser.

        9.2 Authorization. Sellers hereby authorize the Representative, on their behalf and in their name, to:

        (a) Receive all notices or documents given or to be given to Sellers by the Purchaser pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement. The Representative shall promptly forward a copy of such notice of process to each Seller;

        (b) Deliver at the Closing the certificates for the Shares of the Sellers in exchange for their respective portion of the consideration payable with respect to such securities;

        (c) Upon confirmation of the receipt of the Ski Lifts Promissory Note, sign and deliver to Purchaser at the Closing a receipt for Sellers' portion of the consideration and forward such amount to Sellers;

        (d) Deliver to Purchaser at the Closing all certificates and documents to be delivered to Purchaser by Sellers pursuant to this Agreement, together with any other certificates and documents executed by Sellers and deposited with the Representative for such purpose;

        (e) Engage counsel, and such accountants and other advisors for Sellers and incur such other expenses on behalf of Sellers in connection with this Agreement and the transactions contemplated hereby as the Representative may deem appropriate; and

        (f) Take such action on behalf of Sellers as the Representative may deem appropriate in respect of:

                (i) waiving any inaccuracies in the representations or warranties of Purchaser contained in this Agreement or in any document delivered by Purchaser pursuant hereto;

                (ii) waiving the fulfillment of any of the conditions precedent to Sellers' obligations hereunder, except with respect to Purchaser's payment of the Purchase Price to be paid to Representative for the benefit of Sellers pursuant to Section 2?;

                (iii) taking such other action as the Representative is authorized to take under this Agreement;

                (iv) receiving all documents or certificates and making all determinations, on behalf of Sellers, required under this Agreement;

                (v) all such other matters as the Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby; and

                (vi) taking all such action as may be necessary after the date hereof to carry out any of the transactions contemplated by this Agreement.

        9.3 Irrevocable Appointment. The appointment of the Representative hereunder is irrevocable and any action taken by the Representative pursuant to the authority granted in this Article IX shall be effective and absolutely binding on each Seller notwithstanding any contrary action of, or direction from, a Seller, except for actions taken by the Representative which are in bad faith or grossly negligent. The death or incapacity of a Seller shall not terminate the prior authority and agency of the Representative.

        9.4 Resignation. The Representative may resign at any time by giving notice to Sellers, and such resignation shall be effective upon the appointment and qualification of a successor. The Representative may be discharged, and replaced by another person to act as his or her successor, by an instrument in writing signed by Sellers (or their successors in interest) holding a majority of the Shares.
                                    -39-

        9.5 Purchaser's Reliance. Purchaser shall not be obliged to inquire into the authority of the Representative, and Purchaser shall be fully protected in dealing with the Representative in good faith.

        9.6  Exculpation and Indemnification.

        (a) In performing any of his or her duties as Representative under this Agreement, the Representative shall not incur any Liability to any Person, except for Liability caused by the Representative's willful misconduct or gross negligence. Accordingly, the Representative shall not incur any such Liability for (i) any action that is taken or omitted in good faith regarding any questions relating to the duties and responsibilities of the Representative under this Agreement, or (ii) any action taken or omitted to be taken in reliance upon any instrument that the Representative shall in good faith believe to be genuine, to have been signed or delivered by a proper person or persons and to conform with the provisions of this Agreement.

        (b) Sellers, jointly and severally, shall indemnify, defend and hold harmless the Representative against, from and in respect of any Adverse Consequence arising out of or resulting from the performance of his or her duties hereunder or in connection with this Agreement (except for Liabilities arising from the gross negligence or willful misconduct of the Representative).

                                  ARTICLE X
                             DISPUTE RESOLUTION

        10.1 Dispute Resolution. Any controversy, claim or dispute arising out of or relating to this Agreement, or the alleged breach hereof shall be resolved by binding arbitration by one arbitrator subject to the sole jurisdiction of the Judicial Arbitration and Mediation Service of King County, Washington (J.A.M.S.). Either Purchaser or Representative may submit any such controversy, claim or dispute to such arbitration by notifying the other, in writing, of such election. Within ten (10) days after receipt of such notice, Purchaser and Representative shall designate in writing one (1) arbitrator mutually agreeable to each; provided, that if Purchaser and Representative are unable to agree on one (1) arbitrator within such ten-day period, an arbitrator shall be selected by the American Arbitration Association, subject to the last two (2) sentences of this Section 10.1. The arbitrator shall permit a period of open and free discovery, including the taking of depositions, and will promptly conduct an arbitration hearing. It is the intent of the parties hereto that an arbitration hearing be concluded within ninety (90) days of the appointment of the arbitrator. The arbitrator shall have broad authority to fashion any legal or equitable remedy including the authority to award specific performance. The arbitrator will render a final and binding decision within ten (10) days of the conclusion of the arbitration hearing. Such arbitrator shall, at the sole election of Purchaser, be a resident of, or maintain a principal place of business in, the City of San Francisco, State of California. In no event shall such arbitrator be a resident of, or maintain a principal place of business in, the State of Washington unless Purchaser otherwise agrees.

        10.2 Arbitration Award. After the arbitration award being rendered, it may be entered in any court of competent jurisdiction and shall constitute a final adjudication of all matters submitted to arbitration.

        10.3 Procedures. If any party at any time subsequent to execution of this Agreement refuses to comply with the arbitration provisions of this
Article X, any party may make specific application to the Superior Court of King County, Washington to compel the party to submit to arbitration in accordance with the terms of this Article. Nothing in this Article X, however, shall deprive a court of competent jurisdiction of the authority to apply a temporary restraining order or preliminary injunction prohibiting a violation of this Agreement prior to any arbitration proceeding.

        10.4 Attorneys' Fees. It if shall be necessary for any party to this Agreement to employ an attorney to enforce their rights pursuant to this Agreement because of the default of another party(s), the defaulting party(s) shall reimburse the prevailing party(s) for reasonable attorneys' fees and expenses.

                                 ARTICLE XI
                          MISCELLANEOUS PROVISIONS

        11.1 Post-Closing Deliveries. After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one party but directed toward or due to another shall be promptly delivered to the other party. Sellers shall cooperate with Purchaser after the Closing to ensure the orderly transition of the operation of the Business from Sellers to Purchaser and to minimize any disruption in the business of Purchaser that might result from the transactions contemplated hereby.

        11.2 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three (3) business days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

          (i)  if to Purchaser:

               c/o Booth Creek, Inc.
               1000 South Frontage Road
               Vail, Colorado  81657
               Attention:  George N. Gillett, Jr.
               Facsimile: (970) 479-0291

               with a copy to:

               Winston & Strawn
               35 West Wacker Drive
               Chicago, Illinois 60601
               Attention:  Bruce A. Toth
               Facsimile:  (312) 558-5700

          (ii) if to Sellers or Representative:

               c/o David R. Moffett
               3626 W. Mercer Way
               Mercer Island, WA  98040

               with a copy to:

               Carney, Badley, Smith & Spellman
               2200 Columbia Center
               701 Fifth Avenue
               Seattle, WA 98104-7091
               Attention:  Stephen C. Sieberson
               Facsimile:  (206) 467-8215

or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 11.2.

        11.3 Assignment. No party may assign or transfer any or all of its rights or obligations under this Agreement without the prior written approval of all the other parties; provided, however, that Purchaser may assign or transfer all (but not less than all) of its rights and obligations under this Agreement (a) to any Person that is wholly-owned, directly or indirectly, by Purchaser or (b) after the Closing, to any Person to whom Purchaser sells the Business and substantially all of the Company's assets; and, provided further, that Purchaser may collaterally assign its rights hereunder to any Person or Persons providing financing to Purchaser in connection with the transactions contemplated hereby.

        11.4 Benefit of the Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be construed so as to confer any right or benefit upon any Person, other than the parties hereto and their respective successors and permitted assigns.

        11.5 Exhibits and Schedules. The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein.

        11.6 Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

        11.7 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof (including, without limitation, the Letter of Intent) shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof.

        11.8 Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchaser and each Seller. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

        11.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.10 Severability. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

        11.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF WASHINGTON.

        11.12 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement; provided, Sellers shall be liable to pay all costs and expenses incurred in connection with the preparation and delivery of the ENVIRON Report.

        11.13 Closing Date. The parties hereto acknowledge and agree that all benefits and burdens of ownership of the Business were conveyed by Sellers to Purchaser as of January 15, 1997, and, therefore, upon consummation of the transactions contemplated hereunder including, without limitation, all actions and deliveries set forth in Article VI, the Closing shall be deemed to have taken effect at the close of business on January 15, 1997; provided, however, all representations and warranties delivered in connection herewith are given as of the date hereof.

                          [signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

PURCHASER:              BOOTH CREEK SKI HOLDINGS, INC.

                        By: /s/ George N. Gillett, Jr.
                           -----------------------------
                        Title: Chairman
                              --------------------------
SELLERS:
                        /s/ William W. Moffett, Jr.
                        --------------------------------
                        William W. Moffett, Jr.

                        /s/ David R. Moffett
                        --------------------------------
                        David R. Moffett

                        /s/ Laurie M. Padden
                        --------------------------------
                        Laurie M. Padden

                        /s/ Laurie M. Padden
                        --------------------------------
                        Laurie M. Padden, as custodian
                         for Christina Padden

                        /s/ Laurie M. Padden
                        --------------------------------
                        Laurie M. Padden, as custodian
                         for Jennifer Padden

                        /s/ Laurie M. Padden
                        --------------------------------
                        Laurie M. Padden, as custodian
                         for Mary M. Padden

                        /s/ Stephen R. Moffett
                        --------------------------------
                        Stephen R. Moffett

                        /s/ Katharine E. Moffett
                        --------------------------------
                        Katharine E. Moffett

                        /s/ Frances J. DeBruler
                        --------------------------------
                        Frances J. DeBruler, individually
                          and as representative of the
                          Estate of Jean S. DeBruler, Jr.,
                          deceased

                        /s/ Peggy Westerlund
                        --------------------------------
                        Peggy Westerlund

REPRESENTATIVE
                        /s/ David R. Moffett
                        --------------------------------
                        David R. Moffett